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                                                                    Exhibit 1.1


                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-17


                                 TERMS AGREEMENT


Dated:                                                            July 27, 2005


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2005 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2005-17.

Terms of the Series 2005-17 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2005-17 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 4-AX, Class 5-A1, Class 5-A2, Class 5-A3, Class 5-AX, Class B1-I, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B6-I, Class B7-I, Class B8-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II, Class B6-II, Class B7-II, Class B8-II, Class P-I, Class P-II and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of five pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Class 1-A1, Class 1-A2, Class 2-A1, Class 2-A2, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-A5, Class 4-AX, Class 5-A1, Class 5-A2, Class 5-A3, Class 5-AX, Class B1-I, Class B2-I, Class B3-I, Class B4-I, Class B5-I, Class B1-II, Class B2-II, Class B3-II, Class B4-II, Class B5-II and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-120575.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 2-A1, Class 3-A1, Class 3-A2, Class 4-A1, Class 4-A2, Class 4-A3, Class 4-A4, Class 4-AX, Class 5-A1, Class 5-A2, Class 5-AX and Class R Certificates be rated "AAA" by Standard & Poor's, A division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 1-A2, Class 2-A2, Class 4-A5 and Class 5-A3 Certificates be rated "AAA" by S&P; the Class B1-I and Class B1-II Certificates be rated "AA+" by S&P and "Aa2" by Moody's; the Class B2-I and Class B2-II Certificates be rated "AA" by S&P; the Class B3-I and Class B3-II Certificates be rated "A" by S&P; the Class B4-I and Class B4-II Certificates be rated "BBB" by S&P; and the Class B5-I and Class B5-II Certificates be rated "BBB-" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

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The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: July 1, 2005.

Closing Date: 10:00 A.M., New York time, on or about July 29, 2005. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.



                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]


                                       2
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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                LEHMAN BROTHERS INC.


                                                By: ___________________________
                                                    Name: Mary Stone
                                                    Title: Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name: Michael C. Hitzmann
    Title: Vice President



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                                   Schedule 1


                       Initial
                     Certificate
                    Principal or
                      Notional        Certificate Interest     Purchase Price
Class                 Amount(1)             Rate                 Percentage
------------------------------------------------------------------------------
1-A1                 $50,289,000         Adjustable(2)              100%
1-A2                  $4,093,000         Adjustable(2)              100%
2-A1                $147,107,000         Adjustable(2)              100%
2-A2                  $4,903,000         Adjustable(2)              100%
3-A1                $370,443,000         Adjustable(2)              100%
3-A2                 $65,648,000         Adjustable(2)              100%
4-A1                $100,000,000         Adjustable(2)              100%
4-A2                $137,985,000         Adjustable(2)              100%
4-A3                 $86,347,000         Adjustable(2)              100%
4-A4                 $25,759,000         Adjustable(2)              100%
4-A5                 $25,694,000         Adjustable(2)              100%
4-AX                 $15,301,913         Adjustable(2)              100%
5-A1                 $95,024,000         Adjustable(2)              100%
5-A2                 $38,699,000         Adjustable(2)              100%
5-A3                  $9,815,000         Adjustable(2)              100%
5-AX                 $38,699,000         Adjustable(2)              100%
B1-I                 $15,197,000         Adjustable(2)              100%
B2-I                 $13,125,000         Adjustable(2)              100%
B3-I                  $6,907,000         Adjustable(2)              100%
B4-I                  $4,143,000         Adjustable(2)              100%
B5-I                  $1,379,000         Adjustable(2)              100%
B1-II                $11,373,000         Adjustable(2)              100%
B2-II                $11,651,000         Adjustable(2)              100%
B3-II                 $4,161,000         Adjustable(2)              100%
B4-II                 $2,773,000         Adjustable(2)              100%
B5-II                 $1,108,000         Adjustable(2)              100%
R                           $100         Adjustable(2)              100%
----------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class 4-AX and Class 5-AX Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement. After the distribution date in June 2015, the Class 4-AX Certificates will no longer be entitled to receive distributions of any kind.